Exhibit 10.6
TFP GROUP LIMITED
SHAREHOLDERS AGREEMENT
[___], 2026

i

This SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of [___], 2026, by and among, TFP Group Limited, a Bermuda exempted company with limited liability (the “Company”), SPFM Holdings, LLC, a Delaware limited liability company (“Travelers”), Cooper FG Holdco, L.P., a Cayman Islands exempted limited partnership (“Further Global”), Capital Z Partners (MGA), L.P., a Cayman Islands exempted limited partnership, and Capital Z Partners (Fidelis), L.P. a Cayman Islands exempted limited partnership, (collectively, “Capital Z,” and together with Travelers and Further Global, the “Shareholders,” and each individually, a “Shareholder”).
RECITALS
WHEREAS, in connection with the Company’s proposed initial public offering (“IPO”) of Ordinary Shares (as defined below), the Company and the Shareholders hereby wish to set forth certain understandings among themselves, including with respect to certain corporate governance matters and reflect the Company’s status as a publicly listed entity following the IPO in accordance with the rules of the New York Stock Exchange (“NYSE”), the Commission (as defined below) and related customary practices; and
WHEREAS, this Agreement shall come into full force and effect on the IPO Effective Date (as defined below).
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
Section 1.Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“Act” means the Companies Act 1981.
“Adjusted EBITDA” means Adjusted EBITDA as reported by the Company from time to time.
“Adjusted EBITDA for Bonus Pool” means, for any period, the Adjusted EBITDA before (i) any bonuses and related taxes payable in respect of such period and (ii) any donations made to The Fidelis Foundation in respect of such period.
“Adjusted EBITDA for Fidelis Foundation Donations” means, for any period, the Adjusted EBITDA before any donations made to The Fidelis Foundation in respect of such period.
“Affiliate” of any Person means any other Person controlling, controlled by or under common control with such Person or any fund in relation to which such Person acts as a collateral manager, sub-collateral manager, investment manager or investment adviser (in each case, excluding any portfolio company thereof). As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person. In the case of a natural Person, his or her Affiliates include members of such Person’s immediate family, natural lineal descendants of such Person or a trust or other similar entity established for the exclusive benefit of such Person and his or her immediate family and natural lineal descendants.
“Agreement” has the meaning set forth in the preamble.
“Board” means the Board of Directors of the Company.
“Board Observer” means individually, or collectively where the context requires, the Travelers Board Observer and the FG Board Observer.
“Board’s Slate” has the meaning set forth in Section 2.04(a).
“Business Day” means any day other than a Saturday, a Sunday or any day on which banks located in New York, London or Bermuda are authorized or obliged to close.
“Bye-Laws” means the Bye-Laws of the Company, as may be amended from time to time.
“Capital Z” has the meaning set forth in the preamble.
“Capital Z Affiliation” means a Capital Z Nominee that remains an employee, officer, partner, or other Affiliate of, or consultant to, Capital Z or any of its Affiliates.
“Capital Z Director” means any Capital Z Nominee or director serving on the Board from time to time who is affiliated with Capital Z (as the case may be).
“Capital Z Nominee” has the meaning set forth in Section 2.03(a).
“CFC” has the meaning set forth in Section 4(a)(V).
“Chair” means the chairman of the Board.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commission” means the United States Securities and Exchange Commission or any other federal agency administering the Securities Act.
“Company” has the meaning set forth in the preamble.
“Director” means any member of the Company’s Board.
“FATCA” has the meaning set forth in Section 4(b).
“FG Board Observer” has the meaning set forth in Section 2.05(b).

“Further Global” has the meaning set forth in the preamble.
“Identified Person” has the meaning set forth in Section 6.02(a).
“Independent Director” means, in accordance with applicable law and the NYSE listing standards, any Director whom the Board determines, in its sole discretion, qualifies as an “independent director” of the Company.
“Initial Capital Z Nominee” has the meaning set forth in Section 2.03(a)(i).
“Initial Nominee” means, with respect to Capital Z, an Initial Capital Z Nominee and, with respect to Travelers, an Initial Travelers Nominee.
“Initial Travelers Nominee” has the meaning set forth in Section 2.03(b)(i).
“IPO” has the meaning set forth in the Recitals.
“IPO Effective Date” means the date on which the IPO Underwriting Agreement is executed.
“IPO Underwriting Agreement” means the underwriting agreement in connection with the IPO to be entered into on or around the date of this Agreement among the Company, Morgan Stanley & Co. LLC, Barclays Capital Inc. and Selling Shareholders (as defined therein).
“Nominee” means, collectively, the Capital Z Nominee and the Travelers Nominee.
“NYSE” has the meaning set forth in the Recitals.
“Ordinary Shares” means the Ordinary Shares of the Company, with an initial par value of $0.00001 per share.
“Outstanding Ordinary Shares” means the lesser of (i) the total number of issued and outstanding Ordinary Shares as of the date the IPO is consummated and (ii) the total number of issued and outstanding Ordinary Shares as of the date of determination (in each case, as equitably adjusted for any share split, reverse share split, share dividend, share combination, recapitalization, reclassification or similar transaction duly approved by the Board).
“Person” means an individual, a partnership, a company, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental or quasi-governmental entity or any department, agency or political subdivision thereof.
“PFIC” has the meaning set forth in Section 4(a)(VI).
“Proposed Repurchase” has the meaning set forth in Section 6.01(a).
“Proposed Repurchase Notice” has the meaning set forth in Section 6.01(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 3, 2023, by and among, amongst others, the Company and the Shareholders.
“Replacement Capital Z Nominee” has the meaning set forth in Section 2.03(a)(iv).
“Replacement Nominee” means, with respect to Capital Z, a Replacement Capital Z Nominee and, with respect to Travelers, a Replacement Travelers Nominee.
“Replacement Travelers Nominee” has the meaning set forth in Section 2.03(b)(ii).
“Second Capital Z Nominee” has the meaning set forth in Section 2.03(a)(ii).
“Securities Act” means the United States Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission promulgated thereunder, as the same may be amended from time to time.
“Selling Shareholder” has the meaning set forth in Section 6.01(a).
“Shareholder Affiliate Transferee” means, with respect to any Shareholder, (i) any Affiliate of the applicable Shareholder, including any Person that has a common general partner, managing member, investment manager or governing body with any such Shareholder or the funds which own such Shareholder, and (ii) any general or limited partner or member of the applicable Shareholder or any of its Affiliates and any corporation, partnership or other entity that is an Affiliate of such general or limited partner or member, so long as such Person remains an Affiliate thereof.
“Shareholder Affiliation” means, with respect to a Capital Z Nominee, a Capital Z Affiliation, or with respect to a Travelers Nominee, a Travelers Affiliation.
“Shareholder Director” means individually, or collectively where the context requires, the Capital Z Director and the Travelers Director.
“Shareholders” has the meaning set forth in the preamble.
“Tag-Along Notice” has the meaning set forth in Section 6.01(b).
“Tag-Along Shareholder” has the meaning set forth in Section 6.01(b).
“Third Capital Z Nominee” has the meaning set forth in Section 2.03(a)(iii).
“Transfer” means any direct or indirect sale, exchange, transfer (including any transfer by gift), assignment, pledge, hypothecation, mortgage, distribution or other disposition, or issuance or creation of any option or any voting proxy, voting trust or other transfer of legal or equitable interest in a security, in whole or in part, whether voluntarily or involuntarily or by operation of law or at a judicial sale or otherwise, and “Transferred” shall be construed accordingly.

“Travelers” has the meaning set forth in the preamble.
“Travelers Affiliation” means a Travelers Nominee remaining either an employee, officer, partner, or other Affiliate of, or consultant to, Travelers or any of its Affiliates.
“Travelers Board Observer” has the meaning set forth in Section 2.05(a).
“Travelers Director” means any Travelers Nominee or director serving on the Board from time to time who is affiliated with Travelers (as the case may be).
“Travelers Nominee” has the meaning set forth in Section 2.03(b).
“Triggering Event” means a Nominee (i) retires or resigns from the Board, (ii) ceases to maintain a Shareholder Affiliation for any reason, (iii) notifies the respective Shareholder that nominated the Nominee or the Company in writing that the Initial Nominee or the Replacement Nominee, as applicable, is unwilling or unable to serve or to be nominated as a director, or (iv) becomes disqualified from serving as a director under applicable law, applicable stock exchange rules, the Company’s corporate governance guidelines or this Agreement.
“U.S. Shareholder” has the meaning set forth in Section 4(a)(VI).
“Written Resolution” means the resolution of the shareholders of the Company pursuant to the Company’s Bye-Laws approving the amended and restated Bye-Laws to reflect the Company’s status as a publicly listed entity on the NYSE following the IPO.
“$” means the legal currency of the United States of America.
Section 2.Corporate Governance.
2.01Bye-Law Provisions. On or before the IPO Effective Date, each Shareholder agrees to vote its Ordinary Shares or execute proxies or written consents, as the case may be, and to the extent required in favor of the Written Resolution.
2.02Board of Directors.
(a)Board of Directors. As of the IPO Effective Date, the Board shall have seven (7) Directors divided into three (3) classes as follows:

Name of Director	Class of Director
Richard Brindle	Class A Director
Charles Mathias	Class A Director
Luca Garbarino	Class B Director
Peter Hazell	Class B Director
William Spiegel	Class B Director
Maria Olivo	Class C Director
Bob Spass	Class C Director

(b)In accordance with the Bye-Laws, as of the IPO Effective Date, the Board shall be divided into three (3) classes designated as Class A, Class B and Class C. For the avoidance of doubt, the Directors identified in Section 2.02(a) shall be the initial Directors, each of whom shall serve from the IPO Effective Date through the Company’s first annual shareholder meeting to be held in 2027 or such later date that the class of Directors may be up for re-election as set forth in the Bye-Laws.
2.03Board Nomination Rights.
(a)From the IPO Effective Date, Capital Z shall have the right to designate one (1) nominee for election to the Board (the “Capital Z Nominee”) for so long as Capital Z, together with its Shareholder Affiliate Transferees, beneficially owns at least 7.5% of the Outstanding Ordinary Shares subject to the following conditions:
(i)Capital Z shall select Bob Spass as the Capital Z Nominee from the IPO Effective Date (the “Initial Capital Z Nominee”) for so long as the Initial Capital Z Nominee (A) is willing and able to serve as a director of the Company, (B) retains their Capital Z Affiliation, and (C) is not otherwise disqualified from serving as a director under applicable law, stock exchange rules, the Company’s corporate governance guidelines or this Agreement.
(ii)In the event of a Triggering Event with respect to the Initial Capital Z Nominee, then Capital Z shall, as promptly as practicable following such Triggering Event, designate Jon Kelly (the “Second Capital Z Nominee”) as the Capital Z Nominee in place of the Initial Capital Z Nominee, subject to the Second Capital Z Nominee’s satisfaction of the conditions set forth in clauses (A) through (C) of Section 2.03(a)(i). Upon the occurrence of a Triggering Event with respect to the Initial Capital Z Nominee, the Company shall include the Second Capital Z Nominee in the Board’s Slate (as defined below) for election at the next applicable annual meeting of shareholders, and at each annual meeting thereafter for so long as Capital Z’s designation rights under Section 2.03(a) remain in effect.
(iii)In the event of a Triggering Event with respect to the Second Capital Z Nominee, then Capital Z shall, as promptly as practicable following such Triggering Event, designate Brad Cooper (the “Third Capital Z Nominee”) as the Capital Z Nominee in place of the Second Capital Z Nominee, subject to the Third Capital Z Nominee’s satisfaction of the conditions set forth in clauses (A) through (C) of Section 2.03(a)(i). Upon the occurrence of a Triggering Event with respect to the Second Capital Z Nominee, the Company shall include the Third Capital Z Nominee in the Board’s Slate for election at the next applicable annual meeting of shareholders, and at each annual meeting thereafter for so long as Capital Z’s designation rights under Section 2.03(a) remain in effect.
(iv)If, at the time a Triggering Event occurs with respect to the Initial Capital Z Nominee, the Second Capital Z Nominee or the Third Capital Z Nominee following such Capital Z Nominee’s appointment or nomination, then Capital Z shall have the right to designate a replacement Capital Z Nominee (a “Replacement Capital Z Nominee”), provided that any such Replacement Capital Z Nominee shall be (a) subject to the consultation of the Chair of the Board, and (b) qualified to serve as a director under applicable law, applicable stock exchange rules, the Company’s corporate governance guidelines or this Agreement.
(v)In the event a Replacement Capital Z Nominee is also unable or unwilling to serve as a director of the Company, or if a Triggering Event subsequently occurs with respect to the Replacement Capital Z Nominee following the Replacement Capital Z Nominee’s appointment or nomination, Capital Z shall continue to have the right to designate a replacement pursuant to Section 2.03(a)(iv) for so long as Capital Z, together with its Shareholder Affiliate Transferees, beneficially owns at least 7.5% of the Outstanding Ordinary Shares.
(b)From the IPO Effective Date, Travelers shall have the right to designate one (1) nominee for election to the Board (the “Travelers Nominee”) for so long as Travelers, together with its Shareholder Affiliate Transferees, beneficially owns at least 7.5% of the Outstanding Ordinary Shares subject to the following conditions:
(i)Travelers shall select Maria Olivo as the Travelers Nominee from the IPO Effective Date (the “Initial Travelers Nominee”) for so long as the Initial Travelers Nominee (A) is willing and able to serve as a director of the Company, (B) retains their Travelers Affiliation, and (C) is not otherwise disqualified from serving as a director under applicable law, stock exchange rules, the Company’s corporate governance guidelines or this Agreement.
(ii)In the event of a Triggering Event with respect to the Initial Travelers Nominee, then Travelers shall, as promptly as practicable following such Triggering Event, provide up to three (3) alternative Travelers Nominees (collectively, the “Replacement Travelers Nominees” and each a “Replacement Travelers Nominee”) for the Chair’s review and consultation in place of the Initial Travelers Nominee and following confirmation of each Replacement Travelers Nominee’s satisfaction of the conditions set forth in clauses (A) through (C) of Section 2.03(b)(i).
(iii)Following the Chair’s consultation with Travelers with respect to a Replacement Travelers Nominee (including, at the Chair’s request, providing three (3) Replacement Travelers Nominees for review and consultation), the Company shall include the Replacement Travelers Nominee selected by Travelers in the Board’s Slate for election at the next applicable annual meeting of shareholders, and at each annual meeting thereafter for so long as Travelers’ designation rights under Section 2.03(b) remain in effect.
(iv)In the event that a Replacement Travelers Nominee is unable or unwilling to serve as a director of the Company, or if a Triggering Event subsequently occurs with respect to the Replacement Travelers Nominee following the Replacement Travelers Nominee’s appointment or nomination, Travelers shall continue to have the right to designate another replacement pursuant to Section 2.03(b)(ii) for so long as Travelers, together with its Shareholder Affiliate Transferees, beneficially owns at least 7.5% of the Outstanding Ordinary Shares.

(c)No reduction in the number of Ordinary Shares that each Shareholder beneficially owns shall shorten the term of any incumbent Director.
(d)In the event that any Nominee shall cease to serve as a Director for any reason during such Nominee’s term, the Shareholder that nominated such Nominee shall be entitled to designate such person’s Replacement Nominee in accordance with this Agreement (regardless of such Shareholder’s beneficial ownership of Ordinary Shares at the time of such vacancy) and the Board shall promptly fill the vacancy with such successor Nominee following completion of the procedures set out in this Agreement; it being understood that any such Replacement Nominee shall serve the remainder of the term of the Director whom such Replacement Nominee replaces.
(e)If a Nominee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a Nominee, failure to be elected or for another reason is unavailable or unable to serve on the Board, the applicable Shareholder that nominated such Nominee shall be entitled to designate promptly another Nominee in accordance with this Agreement, the Director position for which the original Nominee was nominated shall not be filled pending such designation and the Company shall use commercially reasonable efforts and consistent with NYSE corporate governance standards to cause the Board to promptly fill the vacancy with such successor Nominee following completion of the procedures set out in this Agreement.
(f)The parties acknowledge that, as at the IPO Effective Date, the Company constitutes a ”foreign private issuer” under U.S. federal securities law. Notwithstanding the previous sentence, the Company intends for the Board and any committee thereof to maintain the corporate governance and independence standards applicable to a “U.S. issuer,” including any associated independence requirements with the composition of the Board and any committee thereof. At such times as the Company is required by applicable law or NYSE listing standards to have a majority of the Board comprised of Independent Directors, the Nominees of the Shareholders shall include persons who qualify as Independent Directors under applicable law and NYSE listing standards such that, together with any other Independent Directors then serving on the Board that are not Nominees, the Board, and any committee thereof, is comprised of a majority of Independent Directors; provided that the Shareholders agree to consult with each other and the Company in good faith to determine how best to satisfy such Independent Directors’ requirements. For the avoidance of doubt, any inability to satisfy such Independent Directors’ requirements shall not result in any Shareholder losing its right to designate a Nominee for election to the Board in accordance with this Agreement, and a Shareholder may nominate a person without Capital Z Affiliation or Travelers Affiliation, as applicable, if determined to be necessary by such Shareholder (acting reasonably and in consultation with the Company) to satisfy the independence requirements of any appliable law or NYSE listing standard.
2.04Company and Shareholder Obligations.
(a)Subject to the Board’s fiduciary obligations to the Company and its shareholders, the Company agrees with each of Capital Z and Travelers, individually and jointly, that, for so long as either Capital Z or Travelers is entitled to designate a Nominee for election to the Board, the Company shall take all necessary actions to (i) cause each Nominee that is in the class of Directors up for reelection to be included in the Board’s slate of nominees to the Company’s shareholders (the “Board’s Slate”) for each election of the Directors and (ii) cause the election of such Nominee, including at least the same efforts it uses to cause other nominees recommended by the Board to be elected as a Director.
(b)Each of Capital Z and Travelers shall promptly give notice to the Company after such Shareholder becomes aware that it is no longer entitled to nominate a Nominee then serving on the Board, and upon receipt of such notice the Company’s obligations in Section 2.04(a) shall terminate. If Capital Z or Travelers (as applicable) fails to provide such notice when required, a majority of the Independent Directors then serving on the Board shall determine, in consultation with management of the Company and such Shareholder, whether such Shareholder continues to be entitled to nominate a Nominee and, if not, whether the Nominee of such Shareholder then serving on the Board in the class that is up for reelection will be included in the Board’s slate.
(c)The Company shall maintain directors’ and officers’ liability insurance with insurers of recognized financial responsibility in such amounts as the Board determines to be prudent and customary for the Company’s business and market capitalization.
(d)The Company shall reimburse each Director for their reasonable and documented out-of-pocket expenses incurred by such Director in connection with attending regular and special meetings of the Board and any committee thereof. If the Company adopts a policy that Directors own a minimum amount of equity in the Company, the Nominee shall not be subject to such policy. Notwithstanding the foregoing or anything to the contrary in this Agreement or other policy or agreement entered into by the Company, no Shareholder Director shall be entitled to receive, in their individual capacity, any fees, compensation or reimbursements from the Company, and, instead, (i) Travelers (or other entity that is an Affiliate of Travelers as may be designated by Travelers) shall be entitled to receive any fees or compensation payable by the Company in connection with, and be reimbursed for any expenses incurred by or on behalf of, the Travelers Director, and (2) Capital Z Partners Management, LLC (or other entity that is an Affiliate of Capital Z as may be designated by Capital Z) shall be entitled to receive any fees or compensation payable by the Company in connection with, and be reimbursed for any expenses incurred by or on behalf of, the Capital Z Director. To the extent any compensation with respect to a Shareholder Director is payable in the form of equity awards, at the election of the applicable Shareholder, in lieu of any equity award, such compensation shall be paid in an amount of cash equal to the value of the equity award as of the date of the award, with any such cash subject to the same vesting terms, if any, as the equity awarded to other Directors.
2.05Non-Voting Board Observers.
(a)For so long as Travelers has the right to designate a Travelers Nominee for election to the Board, Travelers shall have the right to designate one (1) non-voting observer to attend all meetings of the Board (the “Travelers Board Observer”). Travelers shall have the right to remove and replace the Travelers Board Observer at any time and from time to time.

(b)For so long as Further Global, together with its Shareholder Affiliate Transferees, beneficially owns at least 5.5% of the Outstanding Ordinary Shares, Further Global shall have the right to designate one (1) non-voting observer to attend all meetings of the Board (the “FG Board Observer”). Further Global shall have the right to remove and replace the FG Board Observer at any time and from time to time.
(c)The Company shall furnish to each Board Observer (i) notices of Board meetings no later than, and using the same form of communication as, notice of Board meetings are furnished to Directors in accordance with the Memorandum of Association and Bye-Laws, and (ii) copies of the materials with respect to Board meetings which are furnished to members of such committees no later than such materials are furnished to such members; provided that failure to deliver notice, or materials, to each Board Observer in connection with such observer’s right to attend and/or review materials with respect to, any Board meeting shall not, of itself, impair the validity of any action taken by the Board at such meeting.
2.06Board Committees.
(a)Each committee of the Board will (i) operate in such a way as to permit the Company to comply with applicable law and maintain its listing on the applicable stock exchange rules and (ii) be subject to the provisions of this Agreement and committee charters adopted by the Board or the committees, which such charters shall not conflict with the rights of the Shareholders set forth herein.
(b)Subject to Section 2.06(a), from and after the IPO Effective Date:
(i)for so long as Capital Z is entitled to designate a Nominee for election to the Board or the Capital Z Director serves as a Director on the Board pursuant to Section 2.03(a), the Capital Z Director shall be entitled to attend all meetings of the committees of the Board and receive all materials presented at a committee meeting, subject to applicable law, applicable stock exchange rules and the Company’s corporate governance guidelines;
(ii)for so long as Travelers is entitled to designate a Nominee for election to the Board or the Travelers Director serves as a Director on the Board pursuant to Section 2.03(b), the Travelers Director shall be entitled to attend all meetings of the committees of the Board and receive all materials presented at a committee meeting, subject to applicable law, applicable stock exchange rules and the Company’s corporate governance guidelines;
(iii)for so long as Travelers is entitled to designate a Travelers Board Observer pursuant to Section 2.05(a), the Travelers Board Observer shall be entitled to attend all meetings of the committees of the Board and receive all materials presented at a committee meeting, subject to applicable law, applicable stock exchange rules and the Company’s corporate governance guidelines; and
(iv)for so long as Further Global is entitled to designate an FG Board Observer pursuant to Section 2.05(b), the FG Board Observer shall be entitled to attend all meetings of the committees of the Board and receive all materials presented at a committee meeting, subject to applicable law, applicable stock exchange rules and the Company’s corporate governance guidelines.
(c)Each of the Shareholder Directors or Board Observers that may attend committee meetings shall be required to execute or otherwise become subject to any codes of conduct (including with respect to confidentiality) and insider trading policy of the Company generally applicable to Directors. Notwithstanding the foregoing, the Company reserves the right to exclude any of the Board Observers from access to any materials provided to the Board or a committee of the Board, or any meeting of the Board or a committee of the Board or portion thereof, if the Company believes that such exclusion is reasonably necessary to preserve attorney-client privilege, to protect confidential proprietary information, or to comply with regulatory restrictions.
(d)To the extent that the Company proposes to exclude any of the Board Observers from access to any materials provided to the Board or a committee of the Board, or any meeting of the Board or a committee of the Board or portion thereof, the Company will (i) to the extent practicable, provide reasonable advance written notice to the affected Shareholder of any such proposed exclusion, (ii) use commercially reasonable efforts to take actions designed to minimize the nature and scope of any proposed exclusions and (iii) act in good faith in determining the scope and extent of any proposed exclusion.
Section 3.Consent Rights.
(a)For so long as either Capital Z or Travelers has a Board nomination right pursuant to Section 2.03, or Travelers or Further Global has a right to designate a Board Observer pursuant to Section 2.05, the Company shall not amend the Bye-Laws in a manner that disproportionately or materially adversely affects the rights of Capital Z, Travelers or Further Global as set forth in this Agreement without the prior written consent of each affected Shareholder.
(b)For so long as either Capital Z or Travelers has a Board nomination right pursuant to Section 2.03, each Shareholder with a nomination right shall have the right, to be exercised in writing by such Shareholder with a nomination right, to restrict the Company from (a) changing nomination procedures or other mechanics in a manner that adversely affects the Board nomination rights of such Shareholders with a nomination right as set forth in this Agreement, (b) changing the size of the Board or (c) changing Board classification as set forth in this Agreement.
Section 4.Information Rights.
(a)Subject to Section 5, for so long as (i), in the case of Capital Z or Travelers, (A) such Shareholder is entitled to designate a Nominee for election to the Board or (B) the Director nominated by such Shareholder continues to serve on the Board or (ii), in the case of Further

Global, such Shareholder is entitled to designate a Board Observer, such Shareholder shall, in each case, have the right to:
(I)inspect and examine, at reasonable times and upon reasonable notice during business hours, the books and records of the Company, for any purposes reasonably related to such Shareholder’s shareholding in the Company;
(II)if requested in writing, receive (i) the operating budget (including a cash flow and expenditure forecast and projected balance sheet, profit and loss statement and covenant forecast) for the Company that has been approved by the Board in respect of its next financial year and (ii) the business plan for the Company that has been approved by the Board in respect of the next three (3) financial years, in each case not later than ten (10) Business Days following approval by the Board;
(III)if requested in writing, receive monthly financials in the form of internally produced management accounts within thirty (30) days of the relevant month end;
(IV)reasonably request in writing other appropriate information to enable them to monitor their investment, comply with disclosure requirements under laws and regulations applicable to such Shareholder or as is necessary to meet the tax reporting requirements of such Shareholder (or its direct or indirect owners), in which case the Company shall use commercially reasonable efforts to provide such additional information to such Shareholder as soon as reasonably practicable after such written request has been received; provided, however, that the Company shall not be required to provide any additional information if the Company reasonably believes that the disclosure of such information could have a materially adverse effect on the financial condition, business or prospects of the Company on a consolidated basis. For the avoidance of doubt, such additional information shall include information that is requested in writing by a Shareholder to enable such Shareholder (or its direct or indirect owners) to comply with any applicable obligations of such Shareholder (or its direct or indirect owners) under Sections 1248, 6038, 6038B, 6038D and 6046 of the Code, including information relating to earnings and profits as computed for U.S. federal income tax purposes;
(V)receive information regarding the Company’s determination, which such determination shall be made by the Company through its commercially reasonable efforts, on whether the Company or any subsidiary thereof is a controlled foreign corporation (“CFC”) within the meaning of Section 957(a) of the Code, and, for each taxable year the Company or a Shareholder determines that the Company may be a CFC, the Company shall use commercially reasonable efforts to provide, at the Company’s expense, to each Shareholder that, to the Company’s knowledge, is, or one or more of its beneficial owners is, a United States shareholder (within the meaning of Section 951(b) of the Code) (each, a “U.S. Shareholder”) with timely information reasonably necessary to enable each such U.S. Shareholder to prepare any required IRS Form 5471 and any other required tax forms with respect to any of the Company and its subsidiaries. The Company further agrees to provide to each such U.S. Shareholder notification of changes in the Company’s capital structure or composition of its shareholders of which it is or becomes aware that could materially impact such determinations; and
(VI)receive (A) information regarding the Company’s determination, which such determination shall be made by the Company through its commercially reasonable efforts, on whether it is a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code, and if the Company reasonably determines that it is a PFIC with respect to any taxable year, the Company will as soon as reasonably practicable after such determination use commercially reasonable efforts to notify the Shareholders of such determination, (B) upon reasonable request in writing of any Shareholder, use commercially reasonable efforts to provide such Shareholder, at the Company’s cost and expense, within ninety (90) days following the end of the Company’s taxable year or as soon as reasonably practicable thereafter, the relevant PFIC annual information statements pursuant to U.S. Treasury Regulation Section 1.1295-1(g) with respect to the Company, and will use commercially reasonable efforts to provide such statements with respect to any lower-tier PFIC owned by the Company and (C) provide such additional information, subject to the limitation in Section 4(a)(IV), as is reasonably requested by a Shareholder that is necessary for such Shareholder or its direct or indirect investors to comply with any tax laws or to obtain any tax benefit, provided that, solely in the case of this clause (C), such Shareholder shall be responsible for any third-party costs in providing such information, provided, however, that the Company shall not be required to provide any such additional information with respect to Section 4(a) if the Board determines that the disclosure of such information is related to matters that may be competitive or commercially sensitive in nature, could give rise to the loss of attorney-client or other applicable legal privilege or could otherwise give rise to a conflict of interest between the Company, on the one hand, and any Shareholder, on the other hand (“Potential Conflicts”); provided, further, that (a) the Company shall provide reasonable advance written notice to such Shareholder of any redactions or exclusions resulting from Potential Conflicts and (b) the Company shall use commercially reasonable efforts to take actions designed to minimize the nature and scope of any redactions or exclusions resulting from Potential Conflicts.
(b)Each Shareholder agrees to provide the Company whatever information is reasonably requested by the Company on an ongoing basis, subject to reasonable confidentiality provisions that do not prohibit the disclosure of information reasonably required by the Company, for purposes of monitoring the Company’s CFC status, monitoring compliance with the limitation on benefits provisions in the USA-UK Double Taxation Convention (as amended) and any other applicable tax treaties, and complying with Sections 1471-1474 of the Code (“FATCA”), any current or future regulations, treaties, laws or agreements thereunder or official interpretations thereof, any similar provision of law or, if applicable, any intergovernmental agreement implementing FATCA. Each Shareholder agrees that the costs arising from its failure to provide such information described in the preceding sentence shall, at the Company’s option, be borne by such Shareholder.

(c)To help mitigate the impact of the repeal of Section 958(b)(4) of the Code, prior to the formation or acquisition of any U.S. entity by the Company or any of its subsidiaries, the Company shall (i) provide advance written notice of the Company’s intent to so form or acquire such U.S. entity to each Shareholder that, to the Company’s knowledge, is, or one or more of its beneficial owners is, a U.S. Shareholder that generally would be required to recognize income with respect to the Company or any of its subsidiaries under Section 951(a)(1) or 951A of the Code if the Company or any of its subsidiaries were a controlled foreign corporation as defined in Section 957 of the Code, (ii) provide each such Shareholder a reasonable time frame to consider the impacts of, and any alternatives to, the formation or acquisition of such U.S. entity, and (iii) consider in good faith any reasonable requests put forth by any such Shareholders in such time frame to restructure the Company and its subsidiaries or any reasonable alternatives to so forming or acquiring such U.S. entity in order to mitigate any adverse U.S. federal income tax impact to U.S. Shareholders; provided that nothing in this provision restricts the Company’s Board from acting in accordance with its fiduciary duties and business plan more generally. Upon any change in applicable law restoring, or otherwise providing relief from the repeal of, Section 958(b)(4) of the Code, such Shareholders and the Company shall reasonably consider whether to agree that this Section 4(c) will cease to have any continuing effect.
Section 5.Confidentiality.
Except as authorized in writing by the Company, each of the Shareholders shall not disclose any of the information provided to such Shareholder pursuant to this Agreement (including, for the avoidance of doubt, any information such Shareholder receives, directly or indirectly, from its appointed Director, its designated Board Observer or under Section 4) to any Person that is not an Affiliate of or director, officer, partner, member, trustee, employee, or representative (including any accountant, attorney, financial advisor or other professional) of such Shareholder or Affiliate of such Shareholder or a party to this Agreement, and each Shareholder shall use its commercially reasonable efforts to cause its directors, officers, partners, members, trustees, employees, representatives and Affiliates not to disclose such information to any Person that is not a party to this Agreement; provided, however, that such Shareholder shall not be prohibited from disclosing any such information if such information (w) becomes publicly available through no breach of this Agreement by the Shareholder or its directors, officers, partners, members, trustees, employees, representatives or Affiliates, (x) is required to be disclosed by law (including to a tax authority) or the rules of a national securities exchange, (y) is required to be furnished to a governmental agency in connection with any legal or administrative proceeding or regulatory review or oversight or (z) the information is requested by a prospective transferee or purchaser of Ordinary Shares so long as such third party enters into a confidentiality agreement with the Company reasonably satisfactory to the Company. The Shareholders acknowledge and agree that they are aware that the U.S. securities laws prohibit any person who has material non-public information from purchasing or selling securities of the Company, or from communicating such material non-public information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 6.Other Covenants.
6.01Certain Repurchase Rights.
(a)The Company shall provide Capital Z or Travelers (as applicable) with notice of any proposed repurchase of any Ordinary Shares (each, a “Proposed Repurchase”) held by either Capital Z or Travelers or their respective Affiliates (the “Selling Shareholder”) in writing at least ten (10) Business Days prior to the closing of such Proposed Repurchase (the “Proposed Repurchase Notice”), which notice shall set forth the material terms and conditions upon which the Company proposes to repurchase the Ordinary Shares.
(b)If either Capital Z or Travelers desires to participate in the Proposed Repurchase (such shareholder, the “Tag-Along Shareholder”), the Tag-Along Shareholder shall exercise its right to participate in the Proposed Repurchase up to its pro rata amount of Ordinary Shares by delivering to the Company a written notice (a “Tag-Along Notice”), within five (5) Business Days after receipt of the Proposed Repurchase Notice, stating (i) its election to participate in the Proposed Repurchase on the terms and conditions set forth in the Proposed Repurchase Notice and in accordance with this Section 6.01 and (ii) the pro rata amount of Ordinary Shares based on the percentage of outstanding Ordinary Shares owned by such Tag-Along Shareholder and its Affiliates as of immediately prior to such repurchase to be included in such Proposed Repurchase. The offer of each Tag-Along Shareholder set forth in its Tag-Along Notice shall be irrevocable and, to the extent such offer is accepted, shall be binding on such Tag-Along Shareholder; provided, that if the Proposed Repurchase does not close within ten (10) Business Days following delivery of the Tag-Along Notice, then the Tag-Along Notice shall be deemed to have expired and the Company shall be required to deliver a new Proposed Repurchase Notice and follow the procedures set forth in this Section 6.01 prior to any Proposed Repurchase.
(c)Each Shareholder that does not deliver a Tag-Along Notice in compliance with Section 6.01(b) shall be deemed to have waived all of such Shareholder’s rights to participate in the Proposed Repurchase.
(d)Each Selling Shareholder and Tag-Along Shareholder shall take all actions as may be reasonably necessary to consummate the Proposed Repurchase, including entering into agreements and delivering certificates and instruments reasonably necessary to complete the Proposed Repurchase.
6.02Corporate Opportunities.
(a)The Company hereby agrees that none of (A) the Shareholders or any of their Affiliates or (B) the Capital Z Nominee or the Travelers Nominee or their Affiliates (the persons identified in clauses (A) and (B) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by (but otherwise subject to) applicable law, have any duty to refrain from, directly or indirectly, (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or propose to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its shareholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section 6.02(b). Subject to Section 6.02(b), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its shareholders or to any Affiliate of the Company for breach of any fiduciary duty as a shareholder or director of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Company or its Affiliates.
(b)Notwithstanding anything to the contrary contained in this Section 6.02, the Company does not renounce its interest in any corporate opportunity offered to the Capital Z Nominee or the Travelers Nominee if such opportunity is initially expressly offered to such person in writing solely and expressly in their capacity as a director of the Company, and the provisions of Section 6.02(a) shall not apply to any such corporate opportunity.
(c)Any Director who acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for the Company or any of its Affiliates shall, if and to the extent required by the Act or any other applicable law, make disclosure to the Board of such Director’s interest in such transaction or business opportunity in accordance with Section 97 of the Act.
Section 7.Miscellaneous.
7.01Bonus. Each of the Shareholders agrees and acknowledges that (i) the Company shall implement and maintain a bonus scheme for employees of its subsidiaries and (ii) the aggregate annual bonus amount shall be an amount equal to 10.0% of Adjusted EBITDA for Bonus Pool in respect of each financial year.
7.02Fidelis Foundation. Each of the Shareholders agrees and acknowledges that the Company shall donate an amount equal to 1.0% of Adjusted EBITDA for Fidelis Foundation Donations to The Fidelis Foundation in respect of each financial year.
7.03Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departure from the provisions hereof may not be given, unless the Company (following approval by the Board of any such amendment, modification or supplement) has obtained the prior written consent of each Shareholder that is adversely affected by such change.

7.04Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties, written or oral, to the extent that they relate in any way to the subject matter hereof. There are no third-party beneficiaries having rights under or with respect to this Agreement.
7.05Term and Termination.
(a)Except as provided in Section 7.05(b), this Agreement shall terminate automatically (i) with respect to Capital Z, when Capital Z ceases to beneficially own at least 7.5% of the Outstanding Ordinary Shares, (ii) with respect to Travelers, when Travelers ceases to beneficially own at least 7.5% of the Outstanding Ordinary Shares and (iii) with respect to Further Global, when Further Global ceases to beneficially own at least 5.5% of the Outstanding Ordinary Shares.
(b)Notwithstanding paragraph (a), with respect to each of Capital Z and Travelers, Sections 4, 5, 6.02, 7.01 and 7.02 of this Agreement shall terminate when such Shareholder no longer has the right to designate a respective Director Nominee under Section 2.03 and such Shareholder Nominee’s term on the Board has expired. For the avoidance of doubt, the termination of this Agreement shall have no effect on Bye-Law 65 of the Bye-Laws.
7.06Notices.
(a)All notices and other communications provided for hereunder shall be made in writing by hand-delivery, first-class mail, facsimile, e-mail, or air courier guaranteeing overnight delivery:

(i)if to the Company, as set forth below:

TFP Group Limited 22 Bishopsgate, 42nd Floor, London, EC2N 4BQ, United Kingdom Attention: Alex Lott Email: Alex.Lott@fidelispartnership.com

Copy to: Willkie Farr & Gallagher (UK) LLP Citypoint, 1 Ropemaker Street London EC2Y 9AW, United Kingdom Attention: Joseph D. Ferraro, David Griffiths Email: jferraro@willkie.com; dgriffiths@willkie.com

(ii)if to Capital Z, as set forth below:

Capital Z Partners Management, LLC 4851 Tamiami Trail N, Suite 200 Naples, FL 34103 Attention: Roland Bernardon Email: roland.bernardon@capitalz.com

(iii)if to Travelers, as set forth below:

SPFM Holdings, LLC 385 Washington Street St. Paul, MN 55102 Attention: David Belany, Head of Strategic Development John Rothert, Executive Counsel Email: dbelany@travelers.com; jrothert@travelers.com

(iv)if to Further Global, as set forth below:

Further Global Capital Management, L.P. 445 Park Avenue, 14th Floor New York, NY 10022 Attention: PJ Rossi Email: rossi@furtherglobal.com

For notices to Capital Z, Travelers, and Further Global, copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001, United States
Attention: Todd E. Freed, Patrick J. Lewis
Email:todd.freed@skadden.com;
patrick.lewis@skadden.com

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; five (5) Business Days after being deposited in the United States mail, if being mailed by first-class mail; two (2) Business Days after being delivered via a next-day air courier; when receipt is acknowledged by the recipient’s fax machine, if faxed; and on the date sent by e-mail (with confirmation of delivery) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.
(b)Notwithstanding Section 7.06(a)(i) or anything else in this Agreement to the contrary, each Shareholder authorizes the Company to send all reports (including tax reporting information), notices and other communications (including but not limited to all Company reports, capital account statements, financial statements, periodic investor letters, account balances and distributions), that the Company would otherwise provide to such Shareholder pursuant to this Agreement, the Bye-Laws or applicable law to any third party selected by the Company for further dissemination to such Shareholder.
7.07Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. No Shareholder may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the Company. The Company may not, other than by operation of law, assign any or all of its rights, interests or obligations hereunder without the written consent of Shareholders representing a majority of the Ordinary Shares then held by all Shareholders party to this Agreement (in any or all of which cases the Company nonetheless will remain responsible for the performance of all of its obligations hereunder).
7.08Specific Performance. Each party acknowledges and agrees that the other parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
7.09Submission to Jurisdiction; No Jury Trial.
(a)Each party submits to the jurisdiction of any state or federal court sitting in New York, New York in any action arising out of or relating to this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court. Each party agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.
(b)THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS. The scope of this waiver is intended to be all encompassing of any and all action that may be filed in any court and that relates to the subject matter of the transactions contemplated hereby, including, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS,

RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of an action, this Agreement may be filed as a written consent to trial by a court.
7.10Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or PDF), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
7.11Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New York.
7.12Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
7.13Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.
7.14Severability. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANY:

TFP GROUP LIMITED

By:
Name:
Title:
[Signature Page to the Shareholders Agreement]

THE SHAREHOLDERS:

SPFM HOLDINGS, LLC

By:
Name:
Title:
[Signature Page to the Shareholders Agreement]

CAPITAL Z PARTNERS (MGA), L.P.
By: Capital Z Partners (Cayman) GP, L.P., as general partner,
By: Capital Z Partners III GP, Ltd, as general partner.

By:
Name:
Title:

CAPITAL Z PARTNERS (FIDELIS), L.P.
By: Capital Z Partners (Cayman) GP, L.P., as general partner,
By: Capital Z Partners III GP, Ltd, as general partner.

By:
Name:
Title:
[Signature Page to the Shareholders Agreement]

COOPER FG HOLDCO L.P.
By: Cooper FG Holdco GP, LLC, its general partner,
By: Further Global Capital Partners II GP, L.P. its managing member,
By: Further Global Capital II UGP, Ltd., its general partner,

By:
Name:
Title:
[Signature Page to the Shareholders Agreement]